EXHIBIT 2





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                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER ("Agreement") made this 27th day of December, 2006 by and between Tongji Healthcare Group, Inc., a Nevada corporation (the "Company"), Nanning Tongji Hospital, Co. Ltd., a People's Republic of China corporation ("NTH"), and Tongji, Inc., a Colorado corporation ("Tongji").

     WHEREAS the Company owns all of the issued and outstanding shares of Tongji, and

     WHEREAS, the Directors of the Company, NTH and Tongji deem it advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein in which NTH would merge with and into Tongji and NTH would become a wholly owned subsidiary of the Company (the "Merger")

     NOW THEREFORE, as the parties agree as follows:

      1. Tongji shall be merged with and into NTH in accordance with the statutory provisions of Nevada and Colorado law.

      2. NTH shall be the Surviving Corporation and the corporate identity, existence, purposes, powers, franchises, rights, and immunities of NTH shall continue unaffected and unimpaired by the Merger. The Articles of Association and any other similar document pertaining to the formation and or organization of NTH shall continue in force and will not be impaired or affected by the Merger. The corporate identity, existence, purposes, powers, franchises, rights and immunities of Tongji shall be merged into NTH and NTH shall be fully vested therewith.

      3. The time at which the Articles of Merger are filed with the Secretary of State of Nevada shall be the "Effective Time" of the Merger.

      4. Except insofar as specifically otherwise provided by law, Tongji shall cease to exist at the Effective Time, whereupon the separate existence of Tongji and NTH shall become a single corporation, that being NTH.

      5. At the Effective Time, without any action by the holder thereof, each issued and outstanding share of NTH's common stock shall be deemed cancelled and converted into one share of the Company's common stock.

      6. At the Effective Time, without any action by the holder thereof, each issued and outstanding share of Tongji shall be converted into and become one fully paid and nonassessable share of NTH.

      7. Each option to purchase shares of NTH (collectively, the "NTH Option") that is outstanding immediately prior to the Effective Time, without regard to whether such option is then exercisable, shall, by virtue of the Merger and without any further action on the part of the holder thereof, be assumed by the Company and converted into an option (a "Substitute Option") to purchase that


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number of shares of the Company's common stock equal to the number of shares subject to such NTH Option immediately prior to the Effective Time in at an exercise price per share equal to the exercise price per share of such NTH Option immediately prior to the Effective Time. The terms and conditions of each Substitute Option, including any acceleration of vesting and/or exercisability thereof, shall otherwise be the same as the related NTH Option.

      8. The address of each party to this Agreement and Plan of Merger is:

Tongji Healthcare Group, Inc. (a Nevada Corporation)
No. 5 Beiji Road
Nanning, Guangxi
530011 PRC

Nanning Tongji Hospital Co., Ltd. (a People's Republic of China Corporation) No. 5 Beiji Road
Nanning, Guangxi
530011 PRC

Tongji, Inc. (a Colorado Corporation)
1624 Washington St.
Denver, CO  80203

AGREED TO AND ACCEPTED:

                                      TONGJI HEALTHCARE GROUP, INC.
                                      (a Nevada Corporation)


                                       By: /s/ Yun-hui Yu
                                          -------------------------------
                                          Yun-hui Yu, Chairman of Board


                                      NANNING TONGJI HOSPITAL CO., LTD.
                                      (a People's Republic of China Corporation)


                                       By: /s/ Yun-hui Yu
                                          -------------------------------
                                          Yun-hui Yu, President


                                      TONGJI, INC.
                                      (a Colorado Corporation)


                                       By: /s/ Yun-hui Yu
                                          --------------------------------
                                          Yun-hui Yu, President


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